Exhibit 10.13

This director’s loan agreement is made among the following parties on ____.

(A)	Borrower : Guangxi Hefeng Pharmaceutical Co. Limited

(B)	Lender : Li Jing Hua

Whereas:

Guangxi Hefeng Pharmaceutical Co. Limited is in need of working capital and the parties are desirous to enter into this agreement whereby Li Jing Hua will advance a loan

Now therefore the Parties agree as follows:-

(1)	The advance of the loan is for working capital purpose ;

(2)	The use of loan is for purchase of raw materials ;

(3)	The loan amount is equivalent of RMB____ and the term of loan is 12 months from _____ to _____ which is the due date of the principle loan;

(4)	Monthly interest is __% and is accrued on monthly basis and to be settled on the due date of the loan.

(5)	The source of fund for repayment to be originated from net receipts of sales

(6)	Rights and obligation
Part A :
i            Proper use of loan in accordance with the terms set as therein
ii            No early repayment except from the consent of the Party B
iii	Accept and assist the right of Party B for the investigation of the use of loan
iv	Repaying in accordance with the terms as set out therein
v	Extension of loan would be granted should consent of Party B is obtained

Party B:
i	Have the right to request Party A to repay the said loan at any time as think fit
ii	Have the rights to request Party B to obtain all the information in connection with the loan thereto.
iii	Advance the loan to Party B at the time in accordance with the terms as set out in above.

Party A For and on behalf of Hefeng Pharmaceutical Co. Limited	Party B Li Jing Hua
By: Hui Tian Tang __________________________ Hui Tian Tang	By: Jin Hua Li Jin Hua Li